SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐                     Preliminary Proxy Statement

☐                     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐                     Definitive Proxy Statement

☒                   Definitive Additional Materials

☐                     Soliciting Material Pursuant to §240.14a-12

CUBIC ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒                   No fee required.

☐                     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐                     Fee paid previously with preliminary materials.

☐                     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TO THE SHAREHOLDERS OF CUBIC ENERGY, INC.:

It has come to our attention that, due to a technical error, the number of shares listed on the proxy card recently mailed to you may have been incorrect.  Therefore, please find enclosed a replacement proxy card related to our Annual Meeting of Shareholders of Cubic Energy, Inc., a Texas corporation (the “Company” or “Cubic”) to be held at the Ellison Miles Geotechnology Institute at Brookhaven College, 3939 Valley View Lane, Dallas, Texas 75244, on March 28, 2008, at 11:00 a.m. Central Time.

Whether or not you have executed the proxy card previously provided to you, please use the enclosed replacement proxy card to vote your shares. If you have not yet executed and mailed to us the proxy card previously provided to you, please dispose it. The Company will disregard any of the previously provided proxy cards that are returned to us.

The Company apologizes for any inconvenience this may have caused.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE COMPANY WISHES TO OBTAIN A QUORUM AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU SIGN, DATE AND MAIL PROMPTLY, IN NO EVENT LATER THAN MARCH 21, 2008, THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.  NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA. A PROXY MAY BE REVOKED BY A SHAREHOLDER AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE PREVIOUSLY PROVIDED PROXY STATEMENT.

/s/ Jon S. Ross
Jon S. Ross, Secretary

Dallas, Texas
March 4, 2008